UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    June 1, 2011

PARK ELECTROCHEMICAL CORP.

(Exact Name of Registrant as Specified in Charter)

New York	1-4415	11-1734643
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

48 South Service Road, Melville,	New York	11747
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code     (631) 465-3600

Not Applicable

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On June 1, 2011, Park Electrochemical Corp. (the “Company”) elected Mr. Christopher T. Mastrogiacomo as its Executive Vice President and Chief Operating Officer.

Mr. Mastrogiacomo is 53 years old. Mr. Mastrogiacomo, and each other officer of the Company, serves at the pleasure of the Board of Directors of the Company. Mr. Mastrogiacomo does not have an employment agreement with the Company. There is no family relationship between Mr. Mastrogiacomo and any director or other officer of the Company. Mr. Mastrogiacomo does not own any shares of common stock of the Company.

Mr. Mastrogiacomo joined the Company in September 2010 as Vice President of Strategic Marketing and was appointed Senior Vice President of Strategic Marketing in December 2010. Prior to joining the Company, Mr. Mastrogiacomo held senior management positions with Sanmina-SCI Corporation, a leading electronics contract manufacturing services company, and its predecessor, Hadco Corporation, a major manufacturer of advanced electronic interconnect systems.  Since 2008, Mr. Mastrogiacomo was Senior Vice President, Printed Wiring Board (USA) of Sanmina-SCI Corporation; from 2004 to 2008, he was Senior Vice President of Operations, the Americas Enclosures Systems of Sanmina-SCI; and from 2000 to 2004, he was Senior Vice President, Printed Wiring Board Operations of Sanmina-SCI. During the twelve years prior to 1997, he held several management positions with Hadco Corporation.  Mr. Mastrogiacomo received a Bachelor of Science degree in Business Management from Clarion State University in Clarion, Pennsylvania.

In connection with Mr. Mastrogiacomo’s election as Executive Vice President and Chief Operating Officer, the Company increased his annual salary from $287,000 to $300,000 and awarded him a bonus of $50,000 for the Company’s fiscal year ended February 27, 2011.

The Company issued a news release on June 2, 2011 announcing the election of Mr. Mastrogiacomo.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

99.1 News Release dated June 2, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK ELECTROCHEMICAL CORP.

Date: June 8, 2011	By:	/s/ Stephen E. Gilhuley
	Name:	Stephen E. Gilhuley
	Title:	Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Number
Exhibit	Description	Page

99.1	News Release dated June 2, 2011	5